                                                                  RULE 424(b)(3)
                                                  REGISTRATION NO. 333-86976 and
                                                  REGISTRATION NO. 333-104148

                           PROSPECTUS SUPPLEMENT NO. 2
                              DATED MARCH 31, 2003
                       TO PROSPECTUS DATED APRIL 25, 2002

                              ---------------------

      THE PROSPECTUS DATED APRIL 25, 2002, AS SUPPLEMENTED ON FEBRUARY 27,
          2003, FOR THE QUIGLEY CORPORATION (THE "COMPANY") IS HEREBY
                            SUPPLEMENTED AS FOLLOWS:

This prospectus supplements the prospectus dated April 25, 2002, as supplemented on  February  27,  2003,  of The  Quigley  Corporation,  relating to the sale by certain selling  stockholders  of up to 1,000,000  shares of our common stock to include an additional  250,000 shares of common stock issuable upon the exercise of warrants  issued to Forrester  Financial,  LLC, which are  exercisable at any time prior to 5:30 p.m.,  New York time on March 7, 2004 at an exercise price of
$9.50 per share. You should read this prospectus  supplement in conjunction with the prospectus,  and this prospectus supplement is qualified by reference to the prospectus,  except  to the  extent  that  the  information  in this  prospectus supplement supersedes the information  contained in the prospectus.  Capitalized terms used in this prospectus  supplement and not otherwise  defined herein have the meanings specified in the prospectus.

           THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                 FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

The table of Selling Stockholders  contained in the prospectus is hereby amended and restated as follows:

                                No. of Shares
                               of Common Stock
                                Beneficially           No. of
                               Owned at March          Shares          Shares Beneficially Owned
Name                            31, 2003 (1)         Offered (1)           After Offering (2)
----                           ----------------      -----------       -------------------------

Forrester Financial, LLC(3)      1,000,000            1,000,000           0             *
5 Hoefleys Lane
Leonia, New Jersey 07605

Gold Fund Ltd., LLC (4)            250,000              250,000           0             *

* Less than 1%.
----------------

(1)    The  calculation  of  shares  of  common  stock  beneficially  owned  was determined in accordance with Rule 13d-3 of the Exchange Act.

(2)    Assumes  that all common  stock  offered by the selling  stockholders  is sold.

(3)    Effective  March 7,  2002,  the  Company  and  Forrester  Financial,  LLC
       ("Forrester")   entered  into  a  Financial  Consulting   Agreement.   As
       consideration  for the services to be provided by Forrester,  the Company issued to it warrants to purchase up to 1,000,000 shares of common stock.
       500,000  warrants are exercisable at a price of $6.50 per share,  250,000 warrants  are  exercisable  at a price of $8.50  per  share  and  250,000 warrants are  exercisable at a price of $11.50 per share.  On February 2,
       2003 the Company and  Forrester  entered into an agreement  which,  among other things,  extended the exercise period of the  unexercised  warrants until  March 7, 2004,  and the  Company  issued to  Forrester  additional warrants to purchase up to 250,000 shares of common stock  exercisable at any time until March 7, 2004 at a price of $9.50 per share.

(4)    Consists  solely of common  stock  issuable  to the Gold Fund  Ltd.,  LLC
       ("Gold  Fund")  upon the  exercise  of warrants to purchase up to 250,000 shares of common  stock at an  exercise  price of $11.50 per share  which were transferred by Forrester to Gold Fund on February 2, 2003.